EXHIBIT 99.1

Bioject Medical Technologies Inc.

John Gandolfo, Chief Financial Officer

908-470-2800, ext. 5102

John Baldissera

BPC Financial Marketing

800-368-1217

www.bioject.com

BIOJECT REPORTS SECOND-QUARTER 2005 FINANCIAL RESULTS

Revenues Increase 90% over 2004

BEDMINSTER, NJ, July 27, 2005 - Bioject Medical Technologies Inc. (NASDAQ: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the quarter ended June 30, 2005.

For the quarter ended June 30, 2005, Bioject reported revenues of $3.8 million, a 90% increase over the $2.0 million reported in the comparable year ago quarter. Product sales of $3.7 million represented an increase of $1.7 million, or 88%, from the second-quarter of 2004 due primarily to sales of the Vetjet ® to Merial associated with the continuing launch of their companion animal vaccine, as well as increased product sales to Serono, Amgen and Chronimed.  The Company reported an operating loss of $1.2 million, an improvement of $2.1 million compared to the second quarter 2004 operating loss of $3.3 million. The reduced operating loss reflects an improved manufacturing product margin of 17.5% and a decrease of $850,000 in research and development expenses compared to the same period last year. In addition, selling, general and administrative expenses decreased $326,000 compared to the same period last year due primarily to approximately $500,000 of severance expenses recognized in the second quarter of 2004 in connection with the termination of certain key employees.  Second quarter 2005 sales, general and administrative expenses included a non cash charge of approximately $245,000 to reflect the write down of the Company’s New Jersey building held for sale to its estimated fair market value.

Basic and diluted net loss per share for the quarter ended June 30, 2005 was $.09 per share on 13.8 million weighted average shares outstanding compared to a net loss of $.24 per share on 13.6 million weighted average shares outstanding for the same period last year.

For the six months ended June 30, 2005, Bioject reported revenues of $7.0 million, an increase of 41% over the $5.0 million reported in the comparable year ago period. The six month 2005 net loss of $3.3 million, or $.24 per share, compared to a net loss of $4.8 million, or $.37 per share, in the year ago period.

“During the second quarter, we made good progress across a number of key operating areas. In addition to reporting record quarterly revenues, we were successful in gaining operating efficiencies and reducing our research and development expenses,” said Jim O’Shea, Bioject’s Chairman, President and CEO. “These achievements contributed to a significant decrease in our quarterly operating loss.”

“With respect to our business development efforts, we continue to make steady progress with our potential partners and continue to be optimistic that we will be successful in finalizing terms with those companies in our pipeline. In addition, Roche and Trimeris recently announced that the United States Food and Drug Administration (FDA) has accepted the filing of their sNDA to include our B2000 system in the labeling for FUZEON®, as well as the start of a new trial utilizing our B2000 system. These activities represent significant strides in reaching our objective of a commercial supply agreement for the needle free delivery of FUZEON®,”concluded Jim O’Shea.

The Company will conduct a conference call to review second-quarter results for the quarter ended June 30, 2005 on Thursday, July 28, 2005 at 10:00 a.m. Eastern Standard Time.

Bioject Medical Technologies Inc., based in Bedminster, New Jersey, with operations in Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on development mutually beneficial agreements with leading pharmaceutical, biotechnology and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding Bioject’s expectations with respect to a commercial supply agreement for the needle free delivery of FUZEON ®. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products including cool.click™,  SeroJet™,  Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, the fact that Bioject’s business has never been profitable and may never be profitable, uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Company may be unable to produce our products at a unit cost necessary for the products to be competitive in the market and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Revenue
Net sales of products	$3,689	$1,958	$6,556	$3,965
Licensing/technology fees	65	17	451	1,016
	3,754	1,975	7,007	4,981
Expenses
Manufacturing	2,435	1,634	4,877	3,436
Research and development	1,149	1,999	2,895	3,495
Selling, general and administrative	1,346	1,672	2,332	2,956
Total operating expenses	4,930	5,305	10,104	9,887

Operating loss	(1,176)	(3,330)	(3,097)	(4,906)
Other income(expense)	(110)	6	(205)	70
Net loss allocable to common shareholders	$(1,286)	$(3,324)	$(3,302)	$(4,836)

Basic and diluted net loss per common share	$(0.09)	$(0.24)	$(0.24)	$(0.37)

Shares used in per share calculations	13,786,099	13,569,658	13,763,247	13,028,847

Bioject Medical Technologies Inc.

Condensed Consolidated  Balance Sheets

(In thousands)

	(unaudited)
	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,797	$3,848
Marketable securities	2,000	3,826
Accounts receivable	2,559	1,031
Inventories	2,055	2,127
Assets held for sale	1,104	—
Other	422	444
	9,937	11,276

Property and equipment, net	4,456	5,431
Goodwill	94	94
Other assets, net	1,483	1,569
Total assets	$15,970	$18,370

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term note payable	$1,100	$—
Current portion of long-term debt	1,000	1,000
Accounts payable and accrued liabilities	2,181	2,123
Deferred revenue	104	121
	4,385	3,244
Long term liabilities:
Long-term lease payable	350	371
Long-term debt	1,417	2,000
Deferred revenue	390	420

Shareholders’ equity:
Preferred stock	1,878	1,878
Common stock	110,303	109,908
Accumulated deficit	(102,753)	(99,451)
	9,428	12,335
Total liabilities and shareholders’ equity	$15,970	$18,370

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